Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2018 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Increased Same Store Sales 1.1% in Fiscal 2018 Fourth Quarter

•	Declares Quarterly Cash Dividend of $0.05 per Share

•	Expects Fiscal 2019 First Quarter Same Store Sales Increase in the Mid-Single-Digit Range

EL SEGUNDO, Calif., February 26, 2019 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2018 fourth quarter and full year ended December 30, 2018.

As previously reported, net sales for the fiscal 2018 fourth quarter were $247.1 million compared to net sales of $242.9 million for the fourth quarter of fiscal 2017. Same store sales increased 1.1% for the fourth quarter of fiscal 2018.

Gross profit for the fiscal 2018 fourth quarter was $70.4 million, compared to $72.9 million in the fourth quarter of the prior year. The Company’s gross profit margin was 28.5% in the fiscal 2018 fourth quarter versus 30.0% in the fourth quarter of the prior year. The decrease in gross profit margin largely reflects lower distribution costs capitalized into inventory as a result of reduced inventory levels and, to a lesser extent, a decrease in merchandise margins of 11 basis points for the quarter.

Selling and administrative expense as a percentage of net sales was 30.9% in the fiscal 2018 fourth quarter versus 33.3% in the fourth quarter of the prior year. Overall selling and administrative expense for the quarter decreased $4.5 million from the prior year primarily due to asset impairment charges in the prior year totaling $5.0 million compared to asset impairment and contract termination charges totaling $1.9 million in the current year. Additionally, advertising expense for the quarter decreased by $1.6 million compared to the prior year.

Net loss for the fourth quarter of fiscal 2018 was $5.1 million, or $0.24 per share, which includes after-tax charges of $1.4 million for asset impairment and contract termination costs and $0.3 million for a deferred tax valuation allowance for certain income tax credits, or $0.08 per share.

For the fiscal 2018 full year, as previously reported, net sales were $987.6 million, compared to net sales of $1.01 billion for the fiscal 2017 full year. Same store sales decreased 2.7% in fiscal 2018 versus the comparable period in the prior year. Net loss for fiscal 2018 was $3.5 million, or $0.17 per share, including the after-tax charges in the fourth quarter noted above and a deferred tax asset write-off related to stock compensation in the first quarter of $0.2 million, or $0.09 per share. Net income for fiscal 2017 was $1.1 million, or $0.05 per diluted share, including after-tax charges in the fourth quarter totaling $10.9 million, or $0.52 per diluted share.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “As previously reported, we had a strong finish to our fourth quarter, with same store sales increasing 4.4% in December, as we benefited from solid sales of winter products following Christmas, when winter weather conditions turned favorable across many of our markets. We are pleased that the strength of our winter business has continued into the first quarter of 2019. Our same store sales are comping up in the low-double-digit range for the quarter to date, demonstrating that our model is well-positioned to capitalize on seasonal demand and continues to resonate with our customer base by delivering a unique combination of product selection, value and convenience. We have experienced extraordinary sell-through of winter products, which has allowed us to reduce both inventory and debt levels and strengthen our balance sheet.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on March 22, 2019 to stockholders of record as of March 8, 2019.

Guidance

For the fiscal 2019 first quarter, the Company expects same store sales to increase in the mid-single-digit range and earnings per diluted share to be in the range of $0.04 to $0.10, compared to a same store sales decrease of 7.5% and a loss per share of $0.06 in the first quarter of fiscal 2018. Fiscal 2019 first quarter guidance reflects an anticipated small positive impact as a result of the calendar shift of the Easter holiday, during which the Company’s stores are closed, from the first quarter of fiscal 2018 and into the second quarter of fiscal 2019. Given the anticipated sales performance and year-over-year reduction in inventory levels for the first quarter, the Company expects quarter-end debt levels to decline to below $50 million, compared to $68.9 million at the end of the first quarter last year.

Store Openings

During the fourth quarter of fiscal 2018, the Company opened one store and closed one store, ending fiscal 2018 with 436 stores in operation. During the fiscal 2019 first quarter, the Company expects to close three stores and does not expect to open any new stores. For the fiscal 2019 full year, the Company currently anticipates opening approximately five new stores and closing approximately four stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 26, 2019, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the fourth quarter and full year of fiscal 2018. To access the conference call, participants in North America should dial (888) 221-3881 and international participants may dial (323) 701-0225. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 5, 2019 by calling (844) 512-2921 to access the playback; the passcode is 6920289.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 436 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 30, 2018. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$6,765	$7,170
Accounts receivable, net of allowances of $28 and $79, respectively	14,184	10,886
Merchandise inventories, net	294,900	313,905
Prepaid expenses	9,224	18,930

Total current assets	325,073	350,891

Property and equipment, net	76,488	77,265
Deferred income taxes	14,543	14,172
Other assets, net of accumulated amortization of $1,772 and $1,575, respectively	3,457	2,732

Total assets	$419,561	$445,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,613	$113,740
Accrued expenses	67,659	68,226
Current portion of capital lease obligations	2,322	1,754

Total current liabilities	150,594	183,720

Deferred rent, less current portion	14,615	15,948
Capital lease obligations, less current portion	4,823	2,800
Long-term debt	65,000	45,000
Other long-term liabilities	9,668	10,523

Total liabilities	244,700	257,991

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,074,307 and 24,919,624 shares, respectively; outstanding 21,424,094 and 21,345,159 shares, respectively	250	249
Additional paid-in capital	118,351	116,495
Retained earnings (1)	98,787	112,424
Less: Treasury stock, at cost; 3,650,213 and 3,574,465 shares, respectively	(42,527)	(42,099)

Total stockholders’ equity	174,861	187,069

Total liabilities and stockholders’ equity	$419,561	$445,060

(1)	In the first quarter of fiscal 2018, the Company recorded an after-tax increase to beginning retained earnings of $0.6 million for a change in accounting principle related to revenue recognition.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net sales	$247,101	$242,889	$987,581	$1,009,635
Cost of sales	176,748	170,035	686,732	686,303

Gross profit	70,353	72,854	300,849	323,332
Selling and administrative expense (1) (2) (3)	76,252	80,800	302,076	306,990

Operating (loss) income	(5,899)	(7,946)	(1,227)	16,342
Interest expense	1,065	549	3,374	1,644

(Loss) income before income taxes	(6,964)	(8,495)	(4,601)	14,698
Income tax (benefit) expense (4) (5)	(1,875)	4,455	(1,070)	13,594

Net (loss) income (1) (2) (3) (4) (5)	$(5,089)	$(12,950)	$(3,531)	$1,104

(Loss) earnings per share: (1) (2) (3) (4) (5)
Basic	$(0.24)	$(0.62)	$(0.17)	$0.05

Diluted	$(0.24)	$(0.62)	$(0.17)	$0.05

Dividends per share	$0.05	$0.15	$0.50	$0.60

Weighted-average shares of common stock outstanding:
Basic	20,990	21,003	20,977	21,439

Diluted	20,990	21,003	20,977	21,585

(1)

In the fourth quarter of fiscal 2018 and 2017, the Company recorded non-cash impairment charges of $0.8 million and $0.6 million, respectively, related to asset impairments. These charges increased net loss by $0.6 million, or $0.03 per share, and reduced net income by $0.4 million, or $0.02 per share, respectively.

(2)	In the fourth quarter of fiscal 2017, the Company recorded a non-cash goodwill impairment charge of $4.4 million, which reduced net income by the same amount, or $0.21 per share.

(3)	In the fourth quarter of fiscal 2018, the Company recorded a pre-tax charge of $1.1 million related to contract termination costs. This charge increased net loss by $0.8 million, or $0.04 per share.

(4)

In the fourth quarter of fiscal 2017, the Company recorded a charge of $5.5 million to revalue existing net deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act in December 2017. This charge reduced net income by the same amount, or $0.26 per share. Additionally, in the fourth quarter of fiscal 2018 and 2017, the Company recorded charges of $0.2 million and $0.6 million, net of the federal income tax benefit, respectively, for a valuation allowance related to unused California Enterprise Zone Tax Credits, or $0.01 and $0.03 per share, respectively.

(5)	In the first quarter of fiscal 2018, the Company recorded a write-off of $0.2 million of deferred tax assets related to share-based compensation, or $0.01 per share.